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                                                                 EXHIBIT 23.b

                            DEGOLYER AND MACNAUGHTON
                               ONE ENERGY SQUARE
                              DALLAS, TEXAS 75206

                               December 18, 1996



Enron Oil & Gas Company
1400 Smith Street
Houston, Texas 77002

Gentlemen:

        In connection with Enron Oil & Gas Company's (the Company) Registration Statement on Form S-3 registering the sale of Common Stock and Debt Securities of the Company to be filed with the Securities and Exchange Commission on or about December 18, 1996, DeGolyer and MacNaughton hereby consents to the incorporation in said Registration Statement of the references to our firm and to our opinions delivered to the Company regarding our comparison of estimates prepared by us with those furnished to us by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated January 27, 1994, January 13, 1995, and January 22, 1996, for estimates as of January 1, 1994, January 1, 1995, and December 31, 1995, respectively. The opinions are referred to in the section "Supplemental Information to Consolidated Financial Statements -- Oil and Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. DeGolyer and MacNaughton also consents to the references to it in the section "Experts" in the Prospectus that is a part of the Registration Statement.


                                            Very truly yours,

                                            /s/ DeGOLYER AND MacNAUGHTON

                                            DeGolyer and MacNaughton